Exhibit 10.1

April 17, 2025

Via E-Mail
[Albert DaCosta][Chadi Chahine]

RE: Tax Gross-Up Agreement

Dear [Albert][Chadi]:

As you know, Paragon 28, Inc., a Delaware corporation (the “Company”), has entered into an Agreement and Plan of Merger, dated January 28, 2025 (the “Merger Agreement”), by and among the Company, Zimmer Inc., a Delaware corporation (“Parent”), Gazelle Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely as provided by Section 8.15, Zimmer Biomet Holdings, Inc., a Delaware corporation, pursuant to which, among other things, Merger Sub shall be merged with and into the Company (the “Merger”) with the Company surviving the Merger as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent.

The Company has determined that you are a “disqualified individual” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G” and the “Code”)). In connection with the transactions contemplated by the Merger Agreement, certain payments and benefits provided to you may be “excess parachute payments” (as such term is defined under Section 280G).

You and the Company hereby agree that this tax gross-up agreement (this “Agreement”) sets forth the terms and conditions under which you will be eligible to receive a tax gross-up payment to mitigate all or certain portions of the excise taxes resulting from application of Section 280G and Section 4999 of the Code.

The effectiveness of this Agreement is contingent upon the closing of the Merger.

In consideration of the covenants and agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which you and the Company acknowledge, you and the Company covenant and agree, as follows:

1.        Gross-Up Payment.

(a)          Notwithstanding anything in any plan, contract or agreement with the Company or any of its affiliates to the contrary, but subject to the terms and conditions of this Agreement, in the event any Payment (as defined below) to you would be subject to the Excise Tax (as defined below), you will be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company in an amount such that, after payment by you of all income taxes, employment taxes and Excise Taxes imposed upon the Gross-Up Payment (and any interest or penalties imposed with respect to such taxes), you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payments.

(b)          For purposes of this Agreement,  (i) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax; and (ii) “Payment” means any payment, potential payment, benefit or distribution (or combination thereof) in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) that is paid or payable to you by the Company, Parent or any of their affiliates in connection with the Merger and set forth on Exhibit A1 hereto.

(c)          The Gross-Up Payment shall be paid by the Company or its affiliates or withheld and remitted to the Internal Revenue Service and any other applicable taxing authority by the Company or its affiliates, for your benefit, within thirty (30) days following the Company’s and Parent’s receipt of the Accounting Firm’s final determination; provided, the Company may elect to utilize the prepayment rule set forth in Treas. Reg. section 1.280G-1 Q&A-11(c) to accelerate the payment (including, for the avoidance of doubt, with respect to any Payments contingent on a future termination of employment) to a date as of or within thirty (30) days following the closing of the Merger.  To the extent so withheld and remitted, you hereby consent to such withholding.

2.        Conditions to Gross-Up Payment. Your receipt of the Gross-Up Payment is conditioned on each of the following:

(a)          Your continued employment with the Company and its subsidiaries through as of immediately prior to the closing of the Merger.

(b)          Your execution and non-revocation of the release of claims in respect of Parent, the Company, and their respective affiliates attached to this Agreement as Exhibit B (the “Release”) (subject to the review period to which you are entitled under the Release) and your reaffirmation, restatement and non-revocation of the Release attached to this Agreement as Exhibit C (the “Supplemental Release”) on the date of the closing of the Merger.

(c)          Your providing such information and documents as the Accounting Firm, the Company and Parent reasonably request in making such determination, including making yourself reasonably available for interviews.

(d)          Your agreeing to prepare and file all applicable tax returns in a manner consistent with the final written opinion of the Accounting Firm.

3.        Determination of Gross-Up Payment.

(a)          For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of your residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be

1 Exhibit A to include a copy of the final calculations of the “Golden Parachute Calculation” under the “Total Gross-Up” table of 280G Solutions’ Detailed 280G Computations.

obtained from deduction of state and local taxes and taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rate.

(b)          All determinations required to be made under this Agreement, including the amount of such Gross-Up Payment (including determinations related to the value associated with any restrictive covenants) and the assumptions to be utilized in arriving at such determination, will be made by Golden Parachute Tax Solutions LLC or such other accounting firm selected by the Company (the “Accounting Firm”). In each case, such determinations and the assumptions to be utilized in arriving at such determination shall be subject to Parent’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. The Accounting Firm shall provide detailed supporting calculations confirming the Gross-Up Payment amount payable to you, if any, to the Company and Parent within three days following the closing of the Merger.  Following the closing of the Merger, the Accounting Firm shall provide detailed supporting calculations to you, the Company and Parent within 15 business days following receipt of notice of any Payment that was not included in the determination of the Gross-Up Payment, or at such earlier time as is requested by the Company or Parent.  If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish to you, the Company and Parent a written opinion that you have substantial authority not to report any Excise Tax on your federal income tax return.

(c)          With respect to work requested or initiated by the Company or Parent, all fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.        Maximum Amount of the Gross-Up Payments. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount of the Gross-Up Payment(s) payable to you and any other service providers of the Company or any of its affiliates who are selected by the Company prior to the consummation of the Merger and who are eligible for tax gross-up payments in connection with the Merger (collectively, such payments, the “Total Gross-Up Payments” and such persons, the “participants”) shall not exceed $5,425,023 (the “Aggregate Cap”).  Any Gross-Up Payment (whether payable to you or any other participant) shall be payable and counted against the Aggregate Cap on a “first come, first served” basis.  You will not be entitled to receive any additional Gross-Up Payment(s) on or after the date the Total Gross-Up Payments equal or exceed the Aggregate Cap.  In the event that the Total Gross-Up Payments exceed the Aggregate Cap, the Gross-Up Payment(s) payable to you pursuant to this Agreement will be cut back to the extent required to avoid the Total Gross-Up Payments exceeding the Aggregate Cap.  In the event that all or a portion of the Total Gross-Up Payments becomes payable at the same time to you and other participants, such that the portion of Total Gross-Up Payments payable to you and the other participants exceeds the Aggregate Cap, the Gross-Up Payments will be cut back on a pro rata basis to the extent required to avoid the Total Gross-Up Payments exceeding the Aggregate Cap.

5.          Section 409A.  It is intended that the provisions of this Agreement comply with or are exempt from Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If, at the time of any “separation from service” (within the meaning of Section 409A(a)(2)(A)(i)), (i) you are a “specified employee” (within the meaning of Section 409A) and (ii) the Company shall make a good faith determination that a Payment constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A, then the Company shall not pay such amount on the scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.  Each Payment shall be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).  Notwithstanding the foregoing, the Company makes no representations that the Payments comply with Section 409A, and in no event shall the Company, nor any of its subsidiaries or affiliates, be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.  Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the Payments provided to you during any calendar year shall not affect the benefits and reimbursements to be provided to you under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Further Payments that are reimbursements shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.  Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.

6.          Applicable Law.  The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction.

7.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

8.          Entire Agreement; Effectiveness of this Agreement.  This Agreement contains the entire agreement between you and the Company and its affiliates concerning the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between you and the Company and its affiliates with respect to the subject matter of this Agreement, including without limitation the section of your employment agreement entitled “Golden Parachute Excise Tax.”    Except as expressly set forth herein, this Agreement shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any employment agreement, restrictive covenant agreement or any other contract governing your relationship with the Company or any of its subsidiaries in your capacity as a current or former employee or individual service provider, all of which shall continue in full force and effect, and shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties thereto. Notwithstanding anything herein to the contrary, this Agreement shall be null and void ab initio if the Merger Agreement is terminated prior to the closing of the Merger or your employment with the Company terminates for any reason prior to the closing of the Merger.

9.          Successors.  This Agreement shall be binding upon and shall inure to the benefit of the Company and Parent and their respective permitted successors and assigns, including the surviving corporation of the Merger; provided, however, that the Company or Parent, as applicable, shall assign this Agreement to, and all rights and obligations hereunder, shall inure to the benefit of and be binding upon, any person, firm, corporation or other entity resulting from the reorganization of the Company or Parent, as applicable, or succeeding to the business or assets of the Company or Parent, as applicable, by purchase, merger, consolidation or otherwise.

10.        No Right to Employment or Other Rights; Impact on Other Payments.  Nothing in this Agreement shall be construed as giving you the right to be retained in the employment of the Company, Parent, or any of their respective affiliates, nor shall it affect the right of the Company, Parent, or any of their respective affiliates to terminate your employment.  Any Gross-Up Payment shall not be considered in calculating your eligibility for, or the amount of, any other compensation or benefits, including, without limitation, any cash or equity incentive, severance, deferred compensation, retirement contributions or benefits, disability, life insurance, or any other benefits or coverage, except to the extent expressly provided in any such benefit plan or arrangement.

11.        Amendment; Termination.  No provision of this Agreement may be amended, waived, or discharged, except by the mutual written agreement of you and the Company.  This Agreement shall terminate upon the earlier of (i) the date the Merger Agreement is terminated prior to the closing of the Merger, (ii) the date your employment with the Company terminates for any reason prior to the closing of the Merger, (iii) the date on which the payments and benefits under this Agreement have been satisfied in full, and (iv) the date on which the Total Gross-Up Payments paid to all participants equal the Aggregate Cap.

12.        Notices.  All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery).  Notices shall be addressed to the Company by email to Robert McCormack at RMcCormack@Paragon28.com with a copy to Matthew Millard at MMillard@paragon28.com, with a copy to Parent at its principal executive office or by email at legal.americas@zimmerbiomet.com, in each case to the attention of General Counsel, and to you, at your most recent address or email address on the Company’s payroll records, but each party may change his or its address by written notice in accordance with this Section 12.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PARAGON 28, INC.

By:
Name:
Title:

EXECUTIVE

By:
	Name:	[Albert DaCosta][Chadi Chahine]

[Signature Page to Agreement]

EXHIBIT A

Golden Parachute Calculations

[Omitted]

EXHIBIT B

RELEASE OF CLAIMS

This Release of Claims (“Release”) is made as of April 17, 2025 (the “Execution Date”), by [Albert DaCosta][Chadi Chahine] (“you” or “your”) and delivered to Paragon 28, Inc., a Delaware corporation (the “Company”). This Release shall become effective as described in Section 5. All the terms of the Gross-Up Agreement, to the extent not contrary to this Release, are incorporated by reference herein. Defined terms not otherwise defined in this Release shall have the meaning set forth in the Gross-Up Agreement. You and the Company agree as follows:

1.          General Release of Claims.  (a) In consideration of the payments described in the Gross-Up Agreement and for other good and valuable consideration that you acknowledge is in addition to anything of value to which you are already entitled, you, on behalf of yourself, your dependents, heirs, administrators, representatives, trustees, executors, successors and assigns and their collective legal representatives, hereby knowingly and voluntarily release and forever discharge, to the extent permissible by law, the Company, its predecessors, successors and assigns, its and their respective direct or indirect and current or former parents (including Parent), subsidiaries and affiliates, and, with respect to each and all of the foregoing entities (including the Company and Parent), all of its and their respective current and former directors, officers, employees, shareholders, partners, members, representatives, insurers, trustees, attorneys, employee benefit plans and administrators or fiduciaries of such plans and agents (collectively, the “Released Parties”), from any claims, contracts, agreements, demands, rights, liens, covenants, actions, suits, obligations, debts, costs, expenses, attorneys’ fees, causes of action and liabilities of any type and claims for relief or damages of any kind or nature in law, equity or otherwise (collectively, the “Claims”), whether now known or unknown, suspected or unsuspected, which you ever had, now have, or which may arise in the future against the Released Parties, arising out of or in any way connected with your employment relationship with the Company, or your termination therefrom, resulting from any act or omission by or on the part of the Released Parties up to and including the Execution Date.

(b)          This Release includes, without limiting the generality of the foregoing, any Claim arising under any federal, state or local statutes, ordinances or common laws, including Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification Act of 1988, the Colorado anti-discrimination Statute, the Colorado Civil Rights Act (C.R.S. Sections 24-34-301 et seq. and 24-34-401 et seq.), the Colorado Wage Act and the Colorado Minimum Wage Act and Minimum Wage Order 28[; the Massachusetts Fair Employment Practices Act; the Massachusetts Equal Pay Act; and the Massachusetts Wage Act] 2, all as amended.

2 For Chahine only.

EXHIBIT B

(c)          Notwithstanding the foregoing or anything else to the contrary in this Agreement, this Release shall not apply to and shall have no effect on:  (i) any rights that may arise after the Execution Date; (ii) any rights to secure enforcement of the terms and conditions of this Release or the Gross-Up Agreement, or, to the extent required by law, to challenge the validity of your waivers; (iii) any accrued or vested benefits you may have, if any, as of the Execution Date under any applicable plan, policy, practice, program, contract or agreement with the Company; (iv) any claims for accrued or earned but unpaid wages; (v) any Claims for indemnification, fee advancement or insurance arising under any agreement between you and the Company or under the certificate of incorporation or other similar governing documents of the Company; (vi) any claims you have to change in control-related payments and benefits under your Employment Agreement with the Company dated [October 8, 2021]3[August 4, 2024]4; (vii) any claims under the Merger Agreement; or (viii) any claims that cannot be released as a matter of law.

(d)          You agree not to commence, seek to participate in or participate in, any Claim or action, whether as a member of a class or collective action or otherwise, against one or more Released Parties that seeks recovery pursuant to any federal, state or local law or ordinance (whether common law or statutory) arising out of or relating to your employment or termination thereof, or otherwise concerning any rights, obligations or other aspects of your employment relationship with the Company. You further agree that, if you commence, are a party to or are a member of a class that commences such a Claim or action against any of the Released Parties arising from any conduct that predates the Execution Date, this Release may be used as evidence of your acknowledgement that you have been paid for all such monies due and owing up to the Execution Date and that you are owed nothing more and are entitled to no recovery whatsoever in connection therewith, and your claims shall be dismissed or class membership terminated immediately upon presentation of this Release.

2.          Non-Waivable Rights.  The parties acknowledge and agree that you are not waiving or releasing any rights that cannot be waived as a matter of law. Nothing in this Release or in the Gross-Up Agreement, including, but not limited to, any paragraphs pertaining to confidentiality, non-disclosure, a release of Claims and/or non-disparagement shall prohibit, prevent or restrict you (or your attorney) from speaking with, filing a charge with or participating in an investigation conducted by, any governmental agency, including, but not limited to, the United States Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, the Commodity Futures Trading Commission (the “CFTC”), the Consumer Financial Protection Bureau, the Occupational Safety and Health Administration, the Department of Justice, the U.S. Congress, any agency Inspector General or any other local, state or federal regulatory or law enforcement agency, to the extent required or permitted by law; provided, however, in the event any Claim or lawsuit is filed on your behalf against one or more of the Released Parties by any person, entity or government agency with respect to any Claims released

3 For DaCosta only.
4 For Chahine only.

EXHIBIT B

and waived in this Release, you hereby agree to waive any and all right you may have to receive monetary damages or injunctive relief in your favor, except such waiver shall not apply to your right to seek and obtain a whistleblower award from the CFTC, the SEC or any other applicable regulatory or governmental body for which your rights cannot be waived by law, if applicable. For the avoidance of doubt, nothing in this Release or the Gross-Up Agreement prohibits you from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (“Section 21F”), maintaining the confidentiality of a claim with the SEC; (ii) providing confidential information to the SEC, or providing the SEC with information that would otherwise violate this Release, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.

For the further avoidance of doubt, nothing in this Release or the Gross-Up Agreement prohibits you from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which you are entitled.

3.          Disclosure under Defend Trade Secrets Act of 2016.  You are advised that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret to which the Defend Trade Secrets Act applies that is either (i) made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4.          Choice of Law.  This Release shall in all respects be governed and construed in accordance with the laws of the State of Colorado, including all matters of construction, validity and performance, without regard to conflicts of law principles.

5.          Notice and Right to Consider; Effective Date.  You acknowledge that you have been and hereby are advised to consult with an attorney regarding the terms and effects of this Release and that you were informed you had at least 21 days to consider the Release before executing it. You also acknowledge and agree that any changes to this Release, whether material or immaterial, do not restart the 21-day period. You understand that for a period of seven days following the Execution Date, you will retain the right to revoke your consent to this Release by providing written notice to Robert McCormack at RMcCormack@Paragon28.com with a copy to Matthew Millard at MMillard@paragon28.com. This Release will become effective and enforceable on the eighth calendar day after the date it is executed by you.

6.          Execution; Severability; Waiver; Miscellaneous.  This Release may be signed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photocopies of the signed Release may be used in lieu of originals for any permitted purpose. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release, which can be given effect without the

EXHIBIT B

invalid provisions or applications, and to this end, the provisions of this Release are declared to be severable. A waiver of any one breach of this Agreement shall not constitute a waiver of any other breach of this Agreement unless expressly indicated otherwise. This Release shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, legal representatives, successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Release on the dates shown below.

PARAGON 28, INC.

By:
Name:
Title:

EXECUTIVE

By:
	Name:	[Albert DaCosta][Chadi Chahine]

[Signature Page to Release]

EXHIBIT C
Supplemental Release

By signing this Supplemental Release, you reaffirm and restate, as of and through the date of the closing of the Merger (as defined in the agreement to which this Exhibit C is attached (such agreement, the “Agreement”)), your release of claims and other commitments, acknowledgements and representations set forth in Exhibit B to the Agreement.

Accepted and agreed:
EXECUTIVE

By:	/s/
	Name:	[Albert DaCosta][Chadi Chahine]

[Supplemental Release]